                                                                      Exhibit 12
                                                  Earnings to Fixed Charge Ratio

Earnings to Fixed Charge Coverage Ratio
Intermedia Communications Inc.
12/31/96

                                                  --------------------------------------------------------------------
                                                  --------------------------------------------------------------------
                                                    1992        1993            1994            1995        1996
                                                  --------------------------------------------------------------------

Loss before extraordinary items                    ($235)     ($2,074)        ($3,067)       ($19,157)   ($57,198)
Income tax benefit                                     0            0               0             (97)          0
                                                  --------------------------------------------------------------------
Loss before income taxes                           ($235)     ($2,074)        ($3,067)       ($19,254)   ($57,198)


Fixed Charges:
 Interest expensed                                $1,031         $844          $1,219         $13,355     $35,213
 Capitalized interest                                120          214             257             677       2,780
 Amortization of deferred financing costs             67           78              69             412       1,252
 Estimated interest factor on operating leases       275          313             200             428       1,598
 Dividends on redeemable preferred stock             267            0               0               0           0
                                                  --------------------------------------------------------------------
Total fixed charges                               $1,760       $1,449          $1,745         $14,872     $40,843
                                                  ====================================================================

Earnings:
 Loss before income tax                            ($235)     ($2,074)        ($3,067)       ($19,254)  ($57,198)
 Fixed charges excluding capitalized interest      1,373        1,235           1,488          14,195     38,063
                                                  --------------------------------------------------------------------
Total earnings                                    $1,138        ($839)        ($1,579)        ($5,059)  ($19,135)
                                                  ====================================================================

Ratio of earnings to fixed charges                  0.65        (0.58)          (0.90)          (0.34)     (0.47)
                                                  ====================================================================
Insufficiency of earnings to cover fixed charge     $622       $2,288          $3,324         $19,931    $59,978
                                                  ====================================================================

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